Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the management of SPDR® Gold Trust:

We consent to the use of our reports dated November 25, 2014, with respect to the statements of financial condition of SPDR® Gold Trust as of September 30, 2014 and 2013, and the related statements of operations, changes in shareholders’ deficit and cash flows for each of the years in the three-year period ended September 30, 2014, and the effectiveness of internal control over financial reporting as of September 30, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

/s/ KPMG LLP

New York, New York

July 16, 2015